Exhibit 10.1

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November 14, 2005
NUCRYST Pharmaceuticals Corp.
Suite B, 50 Audubon Road
Wakefield MA 01880

Attention:	Eliot M. Lurier, CPA
Vice President Finance and Administration
Dear Eliot:
Re: Lease Agreement dated July 1, 2005 (the “Lease”)
Further to our recent discussions, The Westaim Corporation (“Westaim”) agrees to amend the Lease to correct the square footage by increasing the square footage of the MMC Building by three hundred and twenty-two (322 sq. ft.) square feet to a total of sixty-three thousand and six (63,006 sq. ft.) square feet and the square footage of the R&D/AIMS 1 Building by two hundred and seventy-six (276 sq. ft.) square feet to a total of eight thousand, one hundred and thirty (8,130 sq. ft.) square feet and adjust the rent accordingly all effective July 1, 2005. In that regard, all terms and provisions of the Lease shall be deemed to be automatically amended as may be required to give full force and effect to the increase in square footage of the Leased Premises. Without limitation, the Leased Premises shall be deemed to include the additional square footage set forth herein and the requirements for payment of Basic Rent and Additional Rent shall be deemed to include the requirement for payment of the Basic Rent and Additional Rent for such additional square footage in the Floor Area of the Leased Premises.
For greater certainty, the total amount of Basic Rent for the Leased Premises in the MMC Building shall be amended to Five Hundred and Twenty-Four Thousand, Two Hundred and Nine Dollars and Ninety-Two Cents ($524,209.92) per annum (Forty-Three Thousand, Six Hundred and Eighty-Four Dollars and Sixteen Cents ($43,684.16) per month) and the total amount of Basic Rent for the Leased Premises in the R&D/AIMS 1 Building shall be amended to the sum of Forty Thousand, Six Hundred and Fifty Dollars ($40,650.00) per annum (Three Thousand, Three Hundred and Eighty-Seven Dollars and Fifty Cents ($3,387.50.) per month).

All other terms of the Lease shall remain in full force and effect for the balance of the term of the Lease.
I would appreciate you returning one copy of this letter executed to signify your concurrence with the above.
Yours truly,
THE WESTAIM CORPORATION
/s/ Douglas H. Murray
Douglas H. Murray
Assistant Corporate Secretary and
Director, Legal Services
Enclosures
CLA~slb
cc: Gus Rettschlag
AGREED AND ACCEPTED by the undersigned dated this 23rd day of November, 2005.
NUCRYST PHARMACEUTICALS CORP.

Per:	/s/ Eliot M Lurier (Authorized Signatory)
Name:	Eliot M. Lurier, CPA
Title:	Vice President Finance and Administration